Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Forest Acquisition Corp (the “Company”) on Form S-1 of our report dated June 13, 2022, with respect to our audit of the Company’s financial statements as of December 31, 2021 and 2020, and for the two years ended December 31, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

June 13, 2022